Exhibit 99.5

FREE TRANSLATION OF

POWER OF ATTORNEY

(EXCERPT)

I, the undersigned,

Mr. Paul-François Fournier  (the “Delegator”), acting pursuant to the powers granted by the Power of Attorney dated September 24th, 2018 by Mr. Nicolas Dufourcq, chairman (président) of the company Bpifrance Investissement, a French simplified joint stock company (société par actions simplifiée) with share capital of €20,000,000 headquartered at 27-31 avenue du Général Leclerc in Maisons-Alfort (94710), registered with the Trade and Companies register of Créteil under number 433 975 224 (the “Company”) acting as the management company to the retail venture capital funds and specialized professional investment funds listed in Appendix 1 hereto (the “Funds”), delegates to Mr. Laurent Arthaud, Associate Director in charge of Funds (the “Delegate”), the powers defined below for the following purposes:

(…)

•      generally, to do all that is necessary to complete the operations related to the management of the Funds (call for funds, dividends, current operations) and their holdings.

(…)

The Delegate shall have total autonomy in the implementation of this delegation of powers and shall act in the interest of the Company and agrees to comply with applicable regulations, the provisions of the by-laws of the Company and the charter of each of the Funds and to comply with any existing internal procedures, in particular in terms of control of commitments and expenditure.

The Delegate certifies to have taken full knowledge of the by-laws of the Company and the internal regulation of the Board of the Company.

The Delegate may subdelegate occasionally, under his responsibility, all or part of the powers which are delegated to him pursuant to this power of attorney, in the context of a specific transaction concerning the Funds.

This power of attorney has been established for an indefinite period. It cancels and replaces any prior delegation on the same subject matters.

It may be modified at any time by the Delegator and it may be revoked at any time at the initiative of the Delegator or the Delegate. In any event, this power of attorney will end if the functions of the Delegate are terminated.

Signed at Paris, on September 24th, 2018, in two (2) original copies,

Good for power of attorney,	Good for acceptance of power of attorney,

/s/ Paul-François Fournier	/s/ Laurent Arthaud
The Delegator(1)	The Delegate(2)

Mr. Paul-François Fournier	Mr. Laurent Arthaud

(1)  Signature preceded by “Good for power of attorney”

(2)  Signature preceded by “Good for acceptance of power of attorney”

Appendix 1: List of funds

-                    (...);

-                    InnoBio;

-                    (…)

(the “Funds”)

List of Funds updated as of March 25th, 2019

/s/ Paul-François Fournier	/s/ Laurent Arthaud
The Delegator(1)	The Delegate(2)

Mr. Paul-François Fournier	Mr. Laurent Arthaud

(1)      Signature preceded by “Good for power of attorney”

(2)      Signature preceded by “Good for acceptance of power of attorney”